Exhibit 10.7

CHANGE OF CONTROL

SEVERANCE AGREEMENT

This Change of Control Severance Agreement is made this             day of             , 2003, by and between DCS Business Services, Inc., a Nevada corporation (the “Company”), and             (the “Employee”).

RECITALS

WHEREAS, the Employee is a key employee of the Company or a Subsidiary (as defined below), and

WHEREAS, the Board of Directors of the Company (the “Board”) considers the retention of qualified executives and other key employees of the Company or a Subsidiary to be in the best interests of the Company and its stockholders and recognizes that the possibility of a change in control raises concerns and uncertainty among key employees and may result in the distraction or departure of such key employees to the detriment of the Company and its stockholders; and

WHEREAS, the Board wishes to ensure that it will have the continued commitment of the Employee and access to the Employee’s advice and counsel notwithstanding the possibility or occurrence of a change in ownership or control of the Company, and to encourage the Employee to remain in the employ of the Company or a Subsidiary; and

WHEREAS, the Employee is willing to continue to serve the Company and its Subsidiaries taking into account the provisions of this Agreement;

TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

1. Definitions. Solely for purposes of this Agreement, the following capitalized terms shall have the meanings given them in this Section 1 unless the context clearly requires otherwise:

(a) “Benefits” shall mean the benefits described in Section 2(b).

(b) “Cause” shall mean any one of the following events occurring during a Protection Period:

(i) the Employee’s criminal conviction of an embezzlement from the Company or a Subsidiary,

(ii) the Employee’s violation of a felony committed in connection with his or her employment with the Company or a Subsidiary,

(iii) the Employee’s willful refusal to perform the reasonable duties of his or her position with the Company or a Subsidiary,

(iv) the Employee’s willful violation of the policies of the Company or a Subsidiary which is determined in good faith by the Board to be materially injurious to the employees, directors, property, or financial condition of the Company or any one of its Subsidiaries, or

(v) the Employee’s willful violation of the provisions of the confidentiality or non-competition agreement entered into by and between the Employee and the Company or a Subsidiary.

An act or omission shall be deemed “willful” only if done, or omitted to be done, in bad faith and without reasonable belief that it was in the best interest of the Company and its Subsidiaries. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until (i) there shall have been delivered to the Employee a thirty (30) day written notice of termination of employment by the Board after the Employee has failed to correct the conduct purported to be Cause after receiving a thirty (30) day opportunity to correct the conduct purported to be Cause, (ii) the Employee has been provided an opportunity, together with his or her counsel, to be heard by the Board to challenge the finding of Cause prior to the issuance of the thirty (30) day notice of termination, and (iii) there is a final written finding by the Board that, in the good faith opinion of such Board, the Employee was guilty of conduct constituting Cause as set forth above in this subsection 1(b) and specifying the particulars in detail.

(c) “Change in Control” shall occur:

(i) at such time as any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)((2) of the Securities Exchange Act of 1934, as amended) (“Person”) (but excluding James Tracey (and any recipients of his securities in the Company who receive such stock by gift or will or under the applicable laws of descent and distribution), the Company, a Subsidiary, or trustee or other fiduciary holding securities under an employee benefit plan or employee stock plan of the Company or a Subsidiary) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”) of the Company, provided, however, that there shall be excluded, for this purpose, any acquisition of Voting Securities pursuant to a transaction which complies with clauses (1), (2) and (3) of subparagraph (iii) below; or

(ii) if during any period of two consecutive years individuals who at the beginning of such period constitute the Board (including for this purpose any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and such new directors being “Continuing Directors”)) cease for any reason to constitute a majority of the Board; or

(iii) Upon consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination:

(1) the individuals and entities who were the beneficial owners, respectively, of the then outstanding Voting Securities of the Company beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (including, without imitation, a corporation which as a result of such transaction owns the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities of the Company; and

(2) no Person (but excluding James Tracey (and any recipients of his securities in the Company who receive such stock by gift or will or under the applicable laws of descent and distribution), any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such other corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation; and

(3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

Notwithstanding the foregoing, an initial public offering of the securities of the Company or the reincorporation of the Company under the laws of a different state shall not constitute a Change in Control.

(d) “Disability” shall mean the medical disability of the Employee as a result of which the Employee is eligible to receive long-term disability benefits under the Company’s Long-Term Disability Income Plan for Salaried Employees, or a similar long-term disability plan of a Subsidiary, or a successor plan to such long-term disability income plan or to any such similar plan which is applicable to the Executive. If the Executive is not covered by the Company’s Long-Term Disability Income Plan for Salaried Employees or a similar or successor long-term disability plan, Executive shall be deemed to have a “Disability” on the date on which he or she would have become eligible to receive long-term disability benefits if he or she were covered by the Company’s Long-Term Disability Income Plan for Salaried Employees.

(e) “Good Reason” shall mean the occurrence of any one of the following events within a Protection Period without the written consent of the Employee:

(i) if there has occurred a reduction by the Company or a Subsidiary in the Employee’s annual salary in effect immediately before the beginning of the Protection Period or as increased from time to time thereafter;

(ii) if the Company or Subsidiary, without the employee’s written consent, has required the employee to be relocated anywhere in excess of thirty-five (35) miles from his or her location, provided, that this definition shall not include or apply to required travel on the business of the Company or a Subsidiary to an extent substantially consistent with the Employee’s business travel obligations immediately before the beginning of the Protection Period;

(iii) if there has occurred a failure by the Company or a Subsidiary to maintain plans providing benefits at least as beneficial as those provided by any benefit or compensation plan, retirement or pension plan, life insurance plan, health and accident plan or disability plan in which the Employee is participating immediately before the beginning of the Protection Period, or if the Company or a Subsidiary has taken any action which would adversely affect the Employee’s participation in or materially reduce the Employee’s benefits under any of such plans or deprive the Employee of any material fringe benefit enjoyed by the Employee immediately before the beginning of the Protection Period, or if the Company or a Subsidiary has failed to provide the Employee with the number of paid vacation days to which he or she would be entitled in accordance with the applicable vacation policy of the Company or Subsidiary as in effect immediately before the beginning of the Protection Period;

(iv) if the Company has failed to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 6(b) hereof.

(f) “Normal Retirement” shall mean the voluntary retirement from employment with the Company or a Subsidiary by the Employee on or after age 65.

(g) “Protection Period” shall mean the period beginning on 12:01 a.m. on the date of the first Change in Control to occur after the effective date of this Agreement and ending at 11:59 p.m. on the second anniversary of the date of such Change in Control.

(h) “Subsidiary” shall mean any corporation in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock.

(i) “Triggering Termination” shall mean the termination of the Employee’s employment with the Company or its Subsidiary within a Protection Period other than (i) because of the Employee’s death, (ii) because of the Employee’s Disability, (iii) because of the Normal Retirement by the Employee, (iv) by the Company or its Subsidiary for Cause, or (v) by the Employee other than for Good Reason. A Triggering Termination of employment by the Employee within a Protection Period shall be for Good Reason if one of the occurrences specified in Section 1(e) shall have occurred, notwithstanding that the Employee may have other reasons for terminating employment, including employment by another employer, which the Employee desires to accept.

2. Change in Control Severance Benefits.

(a) Entitlement to Benefits. In the event (i) a Change in Control occurs, and (ii) the Employee’s employment with the Company or a Subsidiary is terminated in a Triggering Termination, then the Employee shall be provided the Benefits described in Section 2(b) below by the Company, subject to the provisions of this Section 2 and Section 4. Only one (1) Protection Period shall be recognized under this Agreement beginning on the first Change of Control that occurs after the effective date of this Agreement. No Benefits shall be paid under this Section 2 if the Employee’s employment terminates outside of a Protection Period.

(b) Benefits. Subject to the provisions of this Section 2 and the requirement to provide a release under Section 4, in the event the Employee becomes entitled to Benefits as provided in Section 2(a), then Employee shall be provided the following Benefits from the Company or a Subsidiary:

(i) Cash Benefits. The Company or its Subsidiary shall pay the Employee as a severance payment an amount equal to:

(1) the sum of:

(A) the Employee’s highest annual salary in effect during any period of 12 consecutive months within the 60 months immediately preceding his or her date of termination of employment, plus

(B) an amount equal to the highest annual bonus awarded to the Employee under the Company’s Corporate Bonus Plan (or a similar plan in which the Employee is designated to be a participant) in respect of any of the three most recent calendar years immediately preceding the calendar year in which his or her date of termination of employment falls.

Such severance payment shall be paid in lump sum within 10 business days of the date of the latest of the Employee’s termination of employment, the Change in Control or the effective date of any release under Section 4 (taking into account any rescission period that may apply to such release under applicable laws). Such severance payment shall be in addition to any accrued salary and vacation pay to which the Employee shall be entitled to receive as a matter of law through the date of the Employee’s termination of employment at the rate then in effect in accordance with the standard payroll practices of the Company or Subsidiary which shall not be considered to be Benefits under this Agreement.

(ii) Group Health Benefits. Pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employee shall be entitled to the continuation of employee group medical coverage for the Employee and the Employee’s eligible family members for the maximum allowable period by law. If the Employee or any one of the Employee’s eligible family members elects continuation of his or her group medical coverage under COBRA, then the Company or a Subsidiary shall pay the full cost of the premiums for such coverage for a period of up to twelve months of such COBRA continuation coverage period.

(c) No Obligation to Mitigate. The Employee shall be entitled to all payments and benefits provided for by or pursuant to this Section 2 whether or not the Employee seeks or obtains other employment.

3. No Other Severance Benefits; Right to Other Plan Benefits; No Right to Continued Employment.

(a) No Other Severance Benefits. In the event of termination of the Employee’s employment within a Protection Period under circumstances entitling the Employee to benefits hereunder, the Employee shall not be entitled to any other severance benefits except those provided by or pursuant to this Agreement, and the Employee hereby waives any claim against the Company or any of its Subsidiaries or affiliates for any additional severance benefits to which he or she might otherwise be entitled.

(b) Right to Other Plan Benefits. Except as provided in Section 3(a), nothing in this Agreement shall be construed as limiting in any way any rights or benefits that the Employee may have pursuant to the terms of any other plan, program or arrangement maintained by the Company or any of its Subsidiaries or affiliates.

(c) No Right to Continued Employment. Nothing herein shall be construed to require the Company or a Subsidiary to continue the employment of the Employee or to modify the terms of the Employee’s employment with the Company or a Subsidiary.

4. Release. As a condition for the Benefits provided in Section 2(b), the Employee shall be required to execute a valid release of all claims that the Employee has against the Company and the Subsidiaries and their employees, directors, agents, advisors, and successors and assigns.

5. Amendment; Successors; Binding Agreement.

(a) This Agreement may be amended or terminated only by an instrument in writing signed by the Company and the Employee. The Company expressly acknowledges that the Employee shall have a binding and irrevocable right to the benefits set forth hereunder in the event of his or her termination of employment during a Protection Period to the extent provided in Section 2. Any purported amendment or termination of this Agreement by the Company (other than by an instrument in writing signed by the Company and the Employee) shall be ineffective, and employee shall not lose any right hereunder by failing to contest such a purported amendment or termination.

(b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to honor this Agreement in the same manner and to the same extent that the Company would be required to so honor if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a violation of this Agreement and shall entitle the Employee to benefits from the Company or such successor in the same amount and on the same terms as the Employee would be entitled hereunder if he or she terminated his or her employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination of employment. As used in this subsection (b), “Company” shall mean the Company hereinbefore which executes and delivers the agreement provided for in this subsection (b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. The Company shall promptly notify the Employee of any succession by purchase, merger, consolidation or otherwise to all or substantially all the business and/or assets of the Company and shall state whether or not the successor has executed the agreement required by this subsection (b) and, if so, shall make a copy of such agreement available to the Employee.

(c) This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and shall be enforceable by, the Employee and the Employee’s legal representatives. If the Employee should die while any amounts remain payable to him or her hereunder, all such amounts shall be paid to his or her designated beneficiary or, if there be no such beneficiary, to his or her estate.

(d) The Company expressly acknowledges and agrees that the Employee shall have a contractual right to the benefits provided hereunder, and the Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. If any dispute arises after a Change in Control as to whether the Employee is entitled to benefits under this Agreement, there shall be a presumption that the Employee is entitled to such and the burden of proving otherwise shall be on the Company.

(e) The Company’s obligation to provide the benefits set forth in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, or other right which the Company or any Subsidiary may have against the Employee or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company or any Subsidiary shall be final, and neither the Company nor any Subsidiary will seek to recover all or any portion of such payment form the Employee or from whomsoever may be entitled thereto, for any reason whatsoever.

6. Notice. All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed or mailed by United States registered mail, return receipt requested, addressed as follows:

If to the Employee: to the address of the Employee set forth on the signature page on this Agreement, and

If to the Company:

DCS Business Services, Inc.

555 McCormick

San Leandro, CA 94577

Attention: Senior Vice President – Human Resources,

or to such other address as either party may have furnished to the other in writing in accordance herewith.

7. Miscellaneous. No provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Employee and the Company’s Chief Executive Officer or such other officer as may be designated by the Board. No waiver by either party of any breach by the other party of, or compliance with, and provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions at the same or any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to its principles of conflict of laws, and by applicable laws of the United States.

8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect.

9. Legal Expenses; Dispute Resolution; Arbitration.

(a) The Company shall promptly pay all legal fees and related expenses incurred by the Employee in seeking to obtain or enforce any right or benefit under this Agreement (including all fees and expenses, if any, incurred in seeking advice in connection therewith).

(b) If any dispute or controversy arises under or in connection with this Agreement, including without limitation any claim under any Federal, state or local law, rule, decision or order relating to employment or the fact or manner of its termination, the Company and the Employee shall attempt to resolve such dispute or controversy through good faith negotiations within ninety (90) days.

(c) If such parties fail to resolve such dispute or controversy within ninety days, such dispute or controversy shall, if the Employee so elects, be settled by arbitration, conducted before a panel of three arbitrators in employee’s local area in accordance with the applicable rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Such arbitration shall be final and binding on the parties. Costs of any arbitration, including, without limitation, reasonable attorneys’ fees of both parties, shall be borne by the Company.

(d) If such parties fail to resolve such dispute or controversy within ninety days and employee does not elect arbitration, legal proceedings may be instituted in a court of law, in which events the Company shall be required to pay the Employee’s legal fees and related expenses to the extent set forth in subsection 9(a) above.

(e) Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Employee under this Agreement and all benefits to which the Employee is entitled other than those specifically at issue in the arbitration or court proceeding.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

DCS Business Services, Inc.

By:
Name:
Title:

EMPLOYEE

Signature

Address

City, State and Zip

AMENDMENT TO THE

CHANGE OF CONTROL SEVERANCE AGREEMENT

THIS AMENDMENT, dated as of             , by and between DCS Business Services, Inc., a Nevada corporation (the “Company”), and             (the “Employee”) amends the Change of Control Severance Agreement dated             , by and between the Company and Employee attached hereto as Exhibit A (the “Agreement”).

RECITAL

WHEREAS, the Board of Directors of the Company (the “Board”) and the Employee wish to clarify and amend certain sections of the Agreement in accordance with Section 5 thereof as provided herein; and

WHEREAS, the Board wishes to provide additional severance benefits to Employee in the event Employee’s employment is terminated following a Change of Control as provided herein;

TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for valuable consideration, the receipt and adequacy of which is acknowledged, the parties hereto agree as follows:

1. Amendments to the Agreement.

(a) Section 1(e)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

“(iii)(A) if there has occurred a failure by the Company or a Subsidiary to maintain plans providing benefits at least as beneficial as those provided by the Company immediately prior to the Protection Period under the Company’s medical, dental, and vision insurance plans (each a “Health Care Plan”), life/long term disability insurance plan, or group life insurance plan, in which the Employee is participating immediately prior to the Protection Period,

(B) if the Company or a Subsidiary has taken any action which would adversely affect the Employee’s participation in or materially reduce the Employee’s benefits under any of such plans, or

(C) if the Company or a Subsidiary has failed to provide the Employee with the number of paid vacation days to which he or she would be entitled in accordance with the applicable vacation policy of the Company or Subsidiary as in effect immediately prior to the Protection Period, provided, however, that nothing described in this subsection shall constitute “Good Reason” to the extent that it involves (i) the Company or a Subsidiary requiring the Employee to contribute any amount towards the premium due on the Employee’s life/long term disability insurance or group life insurance plan, if any, to the extent that such contribution is consistent with market and industry practices or (ii) a change of, but not elimination of, any or all Health Care Plans by the Company, in the ordinary course of business, even if such change or modification of a Health Care Plan results in a reduction of provider choices, an increase in co-payments or premiums, a reduction in benefits ceilings, or a reduction in covered procedures, if such change or modification of a Health Care Plan applies to all employees of the Company covered by such Health Care Plan and if the resulting coverage remains consistent with market practices.”

(b) Section 2(b)(i)(1)(B) of the Agreement is hereby amended and restated in its entirety as follows:

“(B) an amount equal to the highest annual bonus awarded to the Employee under the Company’s Annual and Quarterly Objectives Program (as defined in the Company’s 2003 Employee Handbook Management Section) in respect of any of the three most recent calendar years immediately preceding the calendar year in which his or her date of termination of employment falls.”

(c) Section 2(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“(ii) Pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employee shall be entitled to the continuation of employee group medical coverage for the Employee and the Employee’s eligible family members for the maximum allowable period by law. If the Employee or any one of the Employee’s eligible family members elects continuation of his or her group medical coverage under COBRA, then the Company or a Subsidiary shall pay the full cost of the premiums for such coverage for a period of up to fifteen months of such COBRA continuation coverage period.”

2. Binding Effect. Except as expressly amended by this Amendment all provisions of the Agreement remain in full force and effect.

3. Entire Agreement. This Amendment, and the Agreement as amended hereby, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, fully supercedes any and all prior understandings, representations, warranties, and agreements between the parties hereto, or any of them, pertaining to the subject matter hereof and may be modified only by written agreement signed by all the parties hereto.

4. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

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6. Effectiveness. This Amendment shall become effective on execution.

7. Definitions. Capitalized terms in this Amendment shall have the meanings given them by the Agreement unless the context requires otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

DCS BUSINESS SERVICES, INC.

By:
Name:
Title:

EMPLOYEE

Signature
Address
City, State and Zip

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Amendment to Change of Control Severance Agreement

DATED:

WHEREAS, DCS Business Services, Inc., a Nevada corporation (the “Company”), and (                    ) (the “Employee”), entered into a Change of Control Severance Agreement on (                    ) (the “Agreement”); and

WHEREAS, the Company and Employee now wish to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder in accordance with the provisions of Section 5 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as set forth herein.

FIRST: The Agreement is hereby amended by adding a new Section 10 to read in full as follows:

“10. Section 409 Compliance.

“(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

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(c) Notwithstanding any other payment schedule provided herein to the contrary, if Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i) With regard to any payment that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (B) the date of Employee’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii) To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Employee of a release of claims, Employee shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of Employee’s termination of employment. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Code Section 409 A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Employee’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Employee’s termination of employment.

(ii) To the extent that any such cash payment or continuing benefit to be provided is “nonqualified deferred compensation” for purposes of Code

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Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following Employee’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Employee’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Employee’s termination of employment.

The Company may provide, in its sole discretion, that Employee may continue to participate in any benefits delayed pursuant to this Section during the period of such delay, provided that Employee shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section, the Company may reimburse Employee the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Employee, in each case, had such benefits commenced immediately upon Employee’s termination of employment. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.”

SECOND: Except to the limited extent expressly modified by this amendment, the Agreement shall remain and continue in full force and effect without modification hereby, and this amendment shall not serve in any manner as a novation or wavier of Employee’s duties or obligations under the Agreement. The Agreement, as amended by this amendment, are hereby ratified and affirmed in all respects.

THIRD: This amendment may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this amendment to the Agreement as of the date first written above.

DCS BUSINESS SERVICES, INC.

By:
Name:
Title:

EMPLOYEE